Exhibit 99.2

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EDITED TRANSCRIPT

NCIT - Q1 2017 NCI Inc Earnings Call

EVENT DATE/TIME: MAY 09, 2017 / 9:00PM GMT

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MAY 09, 2017 / 9:00PM, NCIT - Q1 2017 NCI Inc Earnings Call

CORPORATE PARTICIPANTS

Bridget Medeiros NCI, Inc. - Corporate SVP of Business Development

Joelle Shreves NCI, Inc. - VP of Marketing & Corporate Communications

Lucas J. Narel NCI, Inc. - CFO, EVP and Treasurer

Paul A. Dillahay NCI, Inc. - CEO, President and Director

C O N F E R E N C E  C A L L  P A R T I C I P A N T S

Lu Guo Cowen and Company, LLC, Research Division - VP

Mark Conrad Jordan NOBLE Capital Markets, Inc., Research Division - Senior Research Analyst of Government Services and Defense Technology

Richard Mottishaw Eskelsen Wells Fargo Securities, LLC, Research Division - Associate Analyst

Tobey O’Brien Sommer SunTrust Robinson Humphrey, Inc., Research Division - MD

PRESENTATION

Operator

Good day, ladies and gentlemen. Welcome to the NCI Incorporated First Quarter 2017 Earnings Conference Call. My name is Sharlon, and I will be your conference operator today. This call is recorded. I would now like to turn the presentation over to your host for today’s call, Joelle Shreves, Vice President of Marketing and Corporate Communications for NCI. Please go ahead.

Joelle Shreves - NCI, Inc. - VP of Marketing & Corporate Communications

Good evening, and thank you for participating in NCI’s conference call today. By now, you should have a copy of the press release we issued a short time ago. If not, it is available on our website at www.nciinc.com. With us are our President and CEO, Paul Dillahay; and our Chief Financial Officer, Lucas Narel, both of whom will deliver prepared remarks. Our Senior Vice President of Business Development, Bridget Medeiros; and Investor Relations Advisor, Larry Delaney are here as well to participate on the Q&A portion of the call.

Before we begin our discussion, it is important we remind you that on this call, we will make statements that do not address historical facts and are thus forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding future strategic initiatives and operational outlook and financial guidance for 2017, as well as statements relating to the recent embezzlement of company funds by our former controller.

These forward-looking statements are subject to factors that could cause actual results to differ materially from anticipated results and include the risks and uncertainties, including those identified in our earnings press release under the caption, Forward-Looking Statements. For a full discussion of these factors and other risks and uncertainties, please refer to the section entitled Risk Factors in NCI’s Form 10-K and Form 10-Qs filed with the Securities and Exchange Commission. We undertake no obligation to update any of the forward-looking statements made on this call.

Today’s call will also include a discussion of non-GAAP financial measures as that term is defined

In regulation G. Non-GAAP financial measures should not be considered in isolation from or as a substitute for financial information presented in compliance with GAAP. Accordingly, at the end of today’s press earnings press release, we have provided a reconciliation of these non-GAAP financial measures to the company’s financial results prepared in accordance with GAAP.

I will turn the call over now to Paul Dillahay.

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MAY 09, 2017 / 9:00PM, NCIT - Q1 2017 NCI Inc Earnings Call

Paul A. Dillahay - NCI, Inc. - CEO, President and Director

Thanks, Joelle, and good evening. I’m excited to share the progress we have made since we last spoke with you.

First quarter revenue of $79 million was at the high end of guidance we issued last quarter. Also first quarter sequential revenue growth was approximately 2%, the first time in 5 quarters that we’ve reported sequential topline growth.

A number of factors led to this increase including increased taskings on our 2 largest programs, PEO Soldier and CNOSS; exceptional execution on the startups of our FADS agile software development contract with the Department of Homeland Security; and contract extensions on a number of our smaller DoD and fed civil programs.

Profitability metrics on an adjusted basis continued to be strong both sequentially and year-over-year. We exceeded the top end of our first quarter 2017 adjusted EPS guidance by $0.02, largely as a result of improved mix in operational performance on our fixed-price contracts. We anticipate these trends will continue during the remainder of 2017, which gives us confidence in raising the midpoint of our annual revenue guidance by $10 million and the midpoint of our adjusted EPS guidance by $0.09.

Offsetting our profitability on a GAAP basis were higher-than-expected misappropriation costs, including investigative and related accounting and legal fees. We will continue to update you on the progress in this area.

As part of implementing the strategic turnaround we discussed on our last call, we have increased our investment in business development to include making key hires as we strengthen our pipeline and capture capability. Consequently, G&A expenses were higher year-over-year. I will provide you more insight into the progress we are making, but first Lucas will take you through the financials.

Lucas J. Narel - NCI, Inc. - CFO, EVP and Treasurer

Okay. Thanks, Paul. I’ll provide more detail on our first quarter performance on a year-over-year basis as well as outline NCI’s increased guidance for 2017. We’ll also issue our guidance for the second quarter. But before that I want to update everyone on NCI’s activities related to the embezzlement issue.

As Paul noted, our misappropriation loss and related expense line item was higher-than-expected. We had estimated embezzlement related costs would be approximately $5 million for the first quarter. That number was actually slightly more than $6 million.

We haven’t yet recognized an estimated value of the potential recovery due to the limited amount of information available at this time. And we expect we will incur additional costs during the year related to the embezzlement, including legal, accounting, audit and other consulting fees.

I wish we could provide an estimate for both of these numbers, recovery and costs, but it’s simply too early for us to do so. The good news is that NCI continues to post strong operational performance, which was clearly evident in both revenue and non-GAAP adjusted earnings metrics.

Moving on to our results, first quarter revenue of $78.8 million was just shy of the high end of our previously issued guidance. As we expected, revenue was down by 6% over the same period a year ago, primarily due to contracts that ended in 2016 and reductions in staffing and scope of work on certain other contracts.

The decrease is partially offset by increased scope and funding on additional contracts and higher revenues from new task orders on the expanded CNOSS program. We also benefited from revenue derived from contract awards in the second half of 2016.

NCI’s PEO Soldier program accounted for approximately 16% of revenue in the first quarter of 2017, down slightly from the first quarter of last year. Our CNOSS program accounted for around 12% of revenue, up from 10% in the first quarter of 2016.

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MAY 09, 2017 / 9:00PM, NCIT - Q1 2017 NCI Inc Earnings Call

For the first quarter, contracts where NCI is the prime contractor accounted for 91% of revenue, down 3 percentage points year-over-year. And DoD and Intel contracts made up 61% of revenue for the first quarter, while Federal Civilian contracts comprised 39%.

Fixed-price contracts accounted for 29% of revenue, up 5 percentage points from the first quarter of 2016. As Paul said, this increase helped drive higher profitability in the quarter and was the result of fixed-price contracts awarded last year.

Time-and-material contracts were 18% of revenue, up 1 percentage point year-over-year. And cost-plus contracts accounted for 53% of revenue, down 6 percentage points compared with last year.

Adjusted EBITDA for the first quarter of 2017 was $7.4 million or 9.4% of revenue compared with $7.9 million or 9.4% of revenue for the first quarter of last year. Adjusted EBITDA for the first quarter of 2017 excludes $400,000 of misappropriation loss and $6.2 million of embezzlement related costs. Adjusted EBITDA for the first quarter of 2016 excludes $1.5 million in misappropriation loss related to the embezzlement.

Adjusted EBITDA for the first quarter of 2017 decreased compared to the first quarter of last year due to higher G&A costs on a lower revenue base.

Adjusted operating income was $5.7 million or 7.2% of revenue for the first quarter of 2017 compared with $6.1 million or 7.2% of revenue for the first quarter of last year. Operating income as adjusted decreased primarily as a result of the same factors that affected adjusted EBITDA.

Adjusted diluted net income for the first quarter of 2017 was $3.5 million or $0.25 per diluted share. This compares with $3.5 million or $0.25 per diluted share last year.

Days sales outstanding or DSO increased 1 day to 62 days at March 31, 2017, as compared to 61 days at December 31, 2016.

Cash flow from operations for the first quarter of 2017 was $1.1 million, and capital expenditures were about $100,000, resulting in free cash flow of $1 million.

Total backlog at March 31, 2017, was $590 million, of which $139 million was funded compared with total backlog at December 31, 2016, of $625 million, of which $139 million was funded.

Net bookings for the first quarter were $44 million, equating to 0.6x revenue. Trailing 12-month bookings were $407 million, equating to 1.3x revenue.

And now moving on to guidance. As I mentioned in today’s press release, we expect revenue for the second quarter of 2017 to be between $81 million and $87 million. Our second quarter guidance reflects assumed sequential organic growth of approximately 7%, raising our fiscal year 2017 revenue range to be between $324 million and $342 million with a new midpoint of $333 million, an increase of $10 million.

Our new annual revenue midpoint assumes approximately 92% coming from existing contracts, 5% coming from contract re-competes and 3% coming from new business awards. I should add that the new annual revenue midpoint projects more than 3% organic growth.

As for our earnings guidance, we are providing a range of adjusted EPS that excludes the following items: One-time legal accounting consulting fees and other related expenses associated with the embezzlement, any offsetting recovery of embezzled assets and any related insurance recovery. After excluding these items, we expect adjusted EPS for the second quarter of 2017 to be in the range of $0.24 to $0.26. We’re raising our annual expected adjusted EPS range to $0.95 to $1.05 with a new midpoint of $1, which increases the midpoint by $0.09. The annual adjusted EPS guidance also excludes embezzled funds early in 2017.

We expect interest expense for the second quarter to be approximately $150,000 and $600,000 for the full year. Depreciation and amortization is expected to be $1.7 million for the second quarter and $7 million for the full year. Stock comp expense is expected to be approximately $300,000 in the second quarter and about $1.2 million for the full year. We’re forecasting an annual affective income tax rate of approximately 40%.

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MAY 09, 2017 / 9:00PM, NCIT - Q1 2017 NCI Inc Earnings Call

I’ll now provide a bit more detail on our 2017 guidance. Our adjusted EPS midpoint is $1, which implies an adjusted EBITDA margin of 9.2%. We expect our portion of annual revenue from fixed-price contracts to continue to represent approximately 30% of total revenue for the remainder of the year. And as usual, we’ll provides updates as events and circumstances warrant. And with that, I’ll turn the call back over to Paul.

Paul A. Dillahay - NCI, Inc. - CEO, President and Director

Thanks, Lucas. As was noted, we’re raising both annual revenue and EPS guidance significantly on this quarter’s call. The primary driver to the improved guidance is the clarity we have gained on both the FADS contract as well as multiple contract extensions. To remind you, the U.S. Citizenship and Immigration Services FADS contract award, which was announced in December of last year is a fixed-price multiple award task quarter with a $43 million ceiling and an 18-month period of performance.

In March of this year, we rapidly responded to the government’s request to double the number of teams we were initially contracted to deliver on this effort. By mid-April, we had staffed all 10 teams, these teams are using dev ops, agile and lean processes to deliver application and systems development projects across the agency. This will result in innovative solutions that increase the speed to market of new capabilities, while reducing both cost and risks for USCIS.

Our performance on the FADS contract is illustrative of the progress we’re making in implementing the strategic turnaround plan we told you about last quarter. We said we were focused on 3 key areas, people performance and pipeline. I’ll talk a bit about our pipeline focus, how it has — our focus has broadened into a larger growth agenda.

But let me speak first for a moment about our people. Since NCI is a services business, it’s critical for us to invest in our people, providing highly skilled, motivated and passionate employees and leaders, committed to helping our customers achieve mission success.

In first quarter, we implemented several initiatives to enhance employee engagement, muscle build our leadership team and establish a culture of meritocracy, accountability and urgency.

As for performance, we continue to implement plans to drive operational excellence throughout our company. A few examples include, the strengthening of our recruiting team and processes. Our cycle time to fill open requisitions is improving and as shown by our FADS performance, we can now quickly recruit and retain quality talent. Second, implementing a new operating rhythm to ensure contract transparency and oversight to enhance contract performance. Third, continuing to target efficiencies in our operating cost and muscle build our organization to achieve improved adjusted operating margins and competitiveness. And finally continuing to add rigor and discipline to our BD process, improving the quality and win rates of our proposals and making NCI an agile, responsive and a highly competitive industry leader.

Looking at our pipeline I want to reiterate how it fits within our overall growth strategy, which starts with protecting the core by growing our base and winning our re-competes. Next, we will be extending our footprint with existing NCI customers and selectively expanding into new well-funded customers. Additionally, we will be developing differentiated capabilities in key technologies such as agile software development, advanced data analytics and applied artificial intelligence. And finally, concentrating our BD resources on fewer, but larger higher-value opportunities.

To update you on key pipeline metrics, our total 3-year pipeline increased from $4 billion to $4.3 billion and our qualified portion has grown from $2 billion to $2.4 billion and now consists of a greater weighting of higher probability opportunities that extend our capabilities with current customers. We currently have bids submitted and awaiting award of approximately $500 million and we expect to submit an additional $1.4 billion of bids during the remainder of 2017 with approximately 50% of those delivered in the next 3 months.

I want to emphasize that 2017 is a rebuilding year for NCI. We’re making progress on key elements of our strategic turnaround, and we believe that delivering sustained organic growth will yield greater value for all of our key stakeholders, including the customers, employees and shareholders.

And with that, operator, we’ll open the call to questions.

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MAY 09, 2017 / 9:00PM, NCIT - Q1 2017 NCI Inc Earnings Call

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) We’ll have our first question from Lucy Guo from Cowen and Company.

Lu Guo - Cowen and Company, LLC, Research Division - VP

Good performance in the quarter. Had a question, so it seems like the tax rate came in below your expectation of 39%, now 40% in Q1. Can you just address whether that was the case and what you’re expecting for the remainder of the year?

Lucas J. Narel - NCI, Inc. - CFO, EVP and Treasurer

Yes. Sure, Lucy, this is Lucas. The reason for the tax rate, the effective tax rate being where it is really relates to the amount of pretax booked income we realized this quarter. Obviously, related to the cost we incurred to support the investigation of the embezzlement, we ended up with a lower number than anticipated. In addition, there were several discrete items that were recorded in the first quarter that affected that tax rate. So those combined pushed that rate down for the quarter. Ultimately for the year, we do expect it to increase slightly from what we had said last quarter. Obviously, the rate for this quarter of 35% benefited the adjusted EPS that we reported by about $0.01.

Lu Guo - Cowen and Company, LLC, Research Division - VP

Right. And then your Q2 expectation on sales, it looks like it’s a step up of $5 million sequentially at the midpoint. Is that all due to the ramp-up on the DHS agile development contract or is there anything else in there?

Paul A. Dillahay - NCI, Inc. - CEO, President and Director

Lucy, this is Paul. Yes, it’s a combination of things, but most notably it is the increase in the agile development program FADS.

Lu Guo - Cowen and Company, LLC, Research Division - VP

And how do you see that play out in the second half? It looks like, given your Q2 guidance, the balance between first half and second half is relatively even. But how does that contract and revenue ramp between Q2 and Q3?

Paul A. Dillahay - NCI, Inc. - CEO, President and Director

Yes. Right now we’re contracted for the 10 teams and so our projections consider it to be flat quarter-over-quarter second to third into fourth quarter.

Lu Guo - Cowen and Company, LLC, Research Division - VP

Got it. And then your adjusted EBITDA margin guide went up 40 basis points because — partly because of the fixed-price mix. Is there anything else that’s helping you? You sort of listed a few headwinds last quarter, any of those is giving you relief?

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MAY 09, 2017 / 9:00PM, NCIT - Q1 2017 NCI Inc Earnings Call

Lucas J. Narel - NCI, Inc. - CFO, EVP and Treasurer

Yes, Lucy. This is Lucas. Really, it’s related both to the contract performance, obviously, the improved fixed-price contracts mix we have, but as well as just the additional revenue, that’s helping overall just bring up the EBITDA margins.

Lu Guo - Cowen and Company, LLC, Research Division - VP

Good to know. And then lastly, before I move on, just wanted to — see you highlighted a few focus areas in terms of customers and technology. Any of those could potentially be something that you can acquire or that you’re looking to identify as something maybe, perhaps near-term M&A targets?

Paul A. Dillahay - NCI, Inc. - CEO, President and Director

Yes, Lucy, Paul here. The technologies that I walked through, the agile, the data analytics and the IA, are all things that we’re partnering with, with the industry and some leading software providers — or leading technology providers. I think as we mentioned on the call last quarter, M&A is certainly part of my mandate from a growth perspective, but right now we’re focused on what we’re here to talk about is the organic growth, and then obviously, we continue to evaluate M&A opportunities as they come up.

Operator

We’ll go next to Ed Caso, Wells Fargo.

Richard Mottishaw Eskelsen - Wells Fargo Securities, LLC, Research Division - Associate Analyst

It’s Rick Eskelsen on for Ed. The first question was, just what are you seeing from your clients on decision making? I guess we’ve heard some mixed data points throughout the industry on whether there’s been a slowdown or sluggishness on decision-making. It definitely didn’t sound like that was the case on the Homeland Security contract, but maybe more broadly, what are you seeing?

Paul A. Dillahay - NCI, Inc. - CEO, President and Director

Yes, it’s Paul Dillahay. And we’re familiar with some of the comments that our industry peers have said. Quite honestly, we are not seeing a material impact to our projections based on the new administration or the ability to get awards issued. The reality is our first half of the year is significantly impacted from a revenue perspective by the lack of bids that went in, in the second half of 2016. I think we bid 12 jobs. And that’s the bigger impact on 2017 than any government slowdown or delays in getting things awarded.

Richard Mottishaw Eskelsen - Wells Fargo Securities, LLC, Research Division - Associate Analyst

That is helpful. Just in terms of talking about bidding and the bids you expect to submit, can you give us a sense for what the bids you have submitted, what percentages of those are new and what about that percentage for the ones that you’re expecting to submit?

Bridget Medeiros - NCI, Inc. - Corporate SVP of Business Development

This is Bridget. Of the about $500 million that we have under evaluation, I’d say half are either re-competes or extensions of our current work, and the other half is new, new business for us.

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MAY 09, 2017 / 9:00PM, NCIT - Q1 2017 NCI Inc Earnings Call

Richard Mottishaw Eskelsen - Wells Fargo Securities, LLC, Research Division - Associate Analyst

Okay. And then just the last one, you talked about the talent strategy and listed some of the technology areas. And I know you did mention that you’re partnering. But what’s the availability of finding that talent? I would think it’s in pretty high demand, particularly in areas like agile. So how are you able to find and retain and then track the talent? Maybe if you could go into a little more detail that would be helpful.

Paul A. Dillahay - NCI, Inc. - CEO, President and Director

Yes, sure, Rick. This is Paul Dillahay again. Quite honestly, we were very aggressive when we were asked to ramp-up that program. We were very aggressive in our recruiting efforts. We also partnered with industry to help bring that team together. And more longer term, when you think about retention, I think it’s about the culture of the business that will help retain the people. And I think the initiatives we have to enhance the culture and make us more attractive to the younger generation is going to pay dividends over time.

Operator

We’ll go next to Mark Jordan, NOBLE Capital Markets.

Mark Conrad Jordan - NOBLE Capital Markets, Inc., Research Division - Senior Research Analyst of Government Services and Defense Technology

First question, you noted that in the quarter you benefited from increased tasking orders received. Could you talk about the duration of those tasks that you’ve seen, and what kind of visibility you have on those IDIQ vehicles for additional tasks through the year?

Paul A. Dillahay - NCI, Inc. - CEO, President and Director

Yes, Mark. Paul here. The comments that I had made were specific to both PEO Soldier and CNOSS. And I think those are obviously 2 of our premier programs that we have in our portfolio, and the sustainability of that work looks like it’ll hold through 2017. So we feel pretty confident in the growth that we’re seeing on those programs will hold through the year. Just to make sure we’re clear though, it is not competitive task orders that we’re winning in the market on those 2 programs. This is specific to the mission of that customer and experiencing some incremental funding and work to be done and we’re supporting that.

Mark Conrad Jordan - NOBLE Capital Markets, Inc., Research Division - Senior Research Analyst of Government Services and Defense Technology

Okay. Do you have any guidance that you give with regards to the company’s free cash flow generating profile for this year relative to adjusted net income?

Lucas J. Narel - NCI, Inc. - CFO, EVP and Treasurer

Yes, Mark, this is Lucas. Unfortunately, I’m not in a position to do that, obviously, based on the expenses we’re incurring related to the investigation. It becomes a little convoluted to try to do an adjusted cash flow for you. So obviously, we worked through the first quarter and did generate positive cash flow from operations, which we’re pleased with, and we’re focusing on keeping the expenses limited going forward. But as I said, we do expect to incur some additional costs as we go through. And hopefully, we’ll be able to get some recovery as well as we work through the year.

Mark Conrad Jordan - NOBLE Capital Markets, Inc., Research Division - Senior Research Analyst of Government Services and Defense Technology

Okay. Do you have any sense as to the magnitude of assets that were seized for liquidation?

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MAY 09, 2017 / 9:00PM, NCIT - Q1 2017 NCI Inc Earnings Call

Lucas J. Narel - NCI, Inc. - CFO, EVP and Treasurer

We don’t have any value that we can present to you. Obviously, this is still being worked out with the former controller as well as a lot of the civil investigation is ongoing. So absent any clear decision there, we prefer not to comment on any values that have been identified by him or by the investigation team.

Mark Conrad Jordan - NOBLE Capital Markets, Inc., Research Division - Senior Research Analyst of Government Services and Defense Technology

Final question for me is that as Paul has come in, he’s paid an emphasis on enhancing the BD functions in the firm. How long do you think it will take to see a payback from that increased emphasis?

Paul A. Dillahay - NCI, Inc. - CEO, President and Director

Yes, Mark. I think there’s some short-term things that we’ll see. But I think to really be able to assess the improvements that we’re making, the team that we’re bringing in, the muscle building that we’re doing, I think it’s a 12- to 18-month cycle. That probably started 2 quarters ago. So we’re 6 months into it and probably have another 6 to 12 months before we begin to see real material sustainable benefit from it.

Operator

(Operator Instructions) We’ll go next to Tobey Sommer, SunTrust.

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

First, I was wondering if you could comment on the investments you’re making in improving employee engagement, et cetera. How has voluntary turnover trended in — was this kind of a proactive move or was it reactive to some changes you saw?

Paul A. Dillahay - NCI, Inc. - CEO, President and Director

Yes, Tobey. So when I joined the business almost — or 6 months ago, our turnover was not materially different than what we believe industry is. That being said, it’s a material cost to the company and I thought that there were things that we could do to outperform the industry. There’s not enough data to guide to an improved turnover number yet. But I will tell you, I watch it almost daily and I can see where we’re at, and I feel good about the changes. But this is a long-term cultural change that we’re trying to make and it’s going to take some time. But I do see the indications from a turnover perspective that things are looking up.

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

Okay. DSO picked up a day in the quarter, could you give us a little color as to why that was and what — where you think it may trend for the year?

Lucas J. Narel - NCI, Inc. - CFO, EVP and Treasurer

Yes, Tobey, I don’t really have a comment for the change in the day. I mean likely it was just — it was based on the timing of when a receipt came in towards the end of the quarter. We have been trending in the low 60s, I don’t anticipate any situation at this point that would alter that expectation. So I’m continuing to model out and expect our DSOs to be between 60 and 65 days.

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MAY 09, 2017 / 9:00PM, NCIT - Q1 2017 NCI Inc Earnings Call

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

When we look at your pipeline, qualified pipeline and backlog, how did the values that you describe, which you’ve had limited influence on in the last 6 months really, how did they shape up compared to where you think they should be for a company of your size to grow as you’d like to?

Bridget Medeiros - NCI, Inc. - Corporate SVP of Business Development

Tobey, it’s Bridget. I think what we are seeing is that we were moving from a more tactical pipeline to a more strategic pipeline. And that’s going to take another, to your point, another 6 months or so to see the real benefit of. What I’d like to see is that our ‘18 and ‘19 pipelines have more volume and qualification in them than they do today, but we are trending in the right direction. Just really taking our strategy and applying it to our pipeline and really focusing on where we can have the most highest probability of win. The actual volume for this year, as we said is going to be about $1.7 billion. We’re aiming to do about $1.7 billion to $1.9 billion next year with about half of the jobs we did this year. So this year we’re looking to do 70 to 80 jobs, next year we’re looking to do 40 to 50 with that same volume of pipeline. And ‘19 will continue on that trend. So we’re trending in the right direction, but we still have some work to do.

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

Okay. In terms of the investment in business development talent, does that represent talent focused at a new set of customers, to kind of amplify the customer set available to the company? Or is it more a function of upgrading talent among existing customer sets?

Bridget Medeiros - NCI, Inc. - Corporate SVP of Business Development

Still, it really is focused on the existing customer set and capabilities, but increasing the size and complexity of the job. So when we are muscle building on the BD side, we’re looking for resources, people that have actually known to be able to win those larger more complex jobs and strengthening on our pricing and our strategies around those higher complex jobs. So it really is extending to our current customers with higher volume, higher profitable jobs.

Operator

This concludes the question-and-answer portion of the call. I will turn the call over now to Paul Dillahay.

Paul A. Dillahay - NCI, Inc. - CEO, President and Director

Thanks, operator. We’ll be speaking with you again in July to discuss our second quarter results. We’ll also be on the road meeting with investors in June. We’ve spoken to a number of our top and potential investors about our plans and progress. In the meantime, if you have any questions, please direct them to Larry Delaney, and we’ll be sure to get back to you promptly. Thanks again for joining us on today’s call.

Operator

That concludes today’s conference. Thank you for your participation. You may now disconnect.

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MAY 09, 2017 / 9:00PM, NCIT - Q1 2017 NCI Inc Earnings Call

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